Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of New Dragon Asia Corp. on Form S-3 of our report dated April 6, 2009 on the 2008 financial statements of New Dragon Asia Corp. and Subsidiaries appearing in the 2008 Form 10-K of New Dragon Asia Corp. and Subsidiaries.

/s/ Crowe Horwath LLP

Sherman Oaks, California
October 15, 2009